UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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Nielsen Holdings plc

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The following email was distributed to certain shareholders of Nielsen Holdings plc (“Nielsen”) on April 21, 2021.

[Dear Shareholder],

[Introduction] We’ve now filed our proxy and I’m reaching out to offer a call ahead of our Annual Meeting on May 25th to answer any questions you have. We wanted to highlight recent modifications made to our executive compensation program that support our ongoing business transformation as the New Nielsen following the sale of our Connect business. These compensation program changes include:

•	Adding organic revenue as a metric in our annual and long-term incentive plans, replacing the previous total revenue metric

•	Increasing the weighting of the Free Cash Flow metric in our short-term plan to 35% from 30%

•	Adding FCF/EBITDA conversion as a metric in our long-term incentive plan, replacing the previous adjusted EPS metric

We’ve also highlighted in our proxy statement how our leadership team delivered strong financial results in 2020 despite the challenging business environment that resulted from COVID-19 and how their actions positioned Nielsen for continued success amid the recovery.

We are also seeking your support for Proposals 8-11, which are based on UK law for shares issues and repurchases, and are on the ballot given our incorporation in the UK. The proposals will provide Nielsen, under UK law, with the flexibility to undertake certain corporate finance transactions without the need to seek further shareholder approval (provided always that the transactions are within the parameters set forth in our proxy and subject to any SEC requirement for a shareholder approval). These proposals are important for us to continue to access equity capital markets from time to time. Approval of these proposals would keep us on the same footing as U.S. public companies.

[Conclusion]

We look forward to hearing from you soon.

Best,

[Investor Relations Representative]